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                                                                    EXHIBIT 10.4


                      AMERICAN RESIDENTIAL SERVICES, INC.
                   AMENDMENT TO 1997 EMPLOYEE INCENTIVE PLAN


Paragraph 8(i) of the 1997 Employee Incentive Plan is hereby amended and restated as follows:

                 Stock Option. An Award may be in the form of an Option. The price at which any share of Common Stock may be purchased on the exercise of any Option will be not less than the Fair Market Value of a share of the Common Stock on the date of grant of that Option and the Committee will determine the other terms, conditions and limitations applicable to each Option, including its term and the date or dates on which it becomes exercisable; and


Adopted: March 3, 1998